EXHIBIT 3.1(d)





                              ARTICLES OF AMENDMENT
                                       TO
                            ARTICLES OP INCORPORATION
                                       OF

                 HEALTH & NUTRITION SYSTEMS INTERNATIONAL, INC.

         Pursuant to the provisions of Section 607.1006 of the Florida Business Corporation Act, the undersigned corporation (the "Corporation") adopts the following Articles of Amendment to its Articles of Incorporation:

         FIRST: The name of the corporation is Health & Nutrition Systems International, Inc.

         SECOND: The following provision of the Articles of Incorporation of Health & Nutrition Systems International, Inc., a Florida Corporation, filed with the Secretary of State on October 25, 1993, as amended on December 22, 1994, is hereby further amended as follows:

                  Article IV of the Articles of Incorporation of the Corporation is amended to include the following provision:

                                       "ARTICLE IV
                                      CAPITAL STOCK

                           Effective upon the Corporation filing an Amendment to
                  the Articles of Incorporation ("Effective Date") in the office of the Secretary of the State of Florida, each two (2) shares of Common Stock, $.001 par value per share, outstanding on the Effective Date will be changed into one (1) fully paid and nonassessable share of Common Stock, $.001 par value per share; and that after the Effective Date, each holder of record of one or more certificates representing shares of the old Common Stock shall be entitled to receive one or more certificates representing the proportionate number of shares of new Common Stock on surrender of a shareholder's old certificates of cancellation. If a shareholder shall be entitled to a number of new shares of Common Stock which is not a whole number, then the number of new Shares of Common Stock issued to the Shareholder shall be rounded up to the nearest whole number in lieu of such fractional share."


REBECCA G. DISTEFANO, ESQ., FLA. BAR #0180106
Atlas Pearlman, P.A.
350 East Las Olas Boulevard, Suite 1700
Fort Lauderdale, Florida  33301 Phone No.: (954)763-1200


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         THIRD: The foregoing amendment of Articles of Incorporation was adopted as of the 12th day of July, 2000, by written consent of all of the members of the Board of Directors and approved by written consent of the holders of a majority of the outstanding stock of the Corporation as of the 25th day of August, 2000. Therefore, the number of votes cast for the amendment to the Corporation's Articles of Incorporation was sufficient for approval.

         IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment to the Articles of Incorporation as of the 30th day of August, 2000, and does hereby certify that the facts stated in these Articles of Amendment to the Articles of Incorporation are true and correct,


                                  HEALTH & NUTRITION SYSTEMS INTERNATIONAL, INC.



                                  By: /s/ Steven Pomerantz
                                      ------------------------------------------
                                      Steve Pomerantz, Chief Executive Officer,
                                      President and Treasurer



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